Exhibit 99.1

UNENCUMBERED ASSET DISCLOSURE

Dollars in thousands	As of December 31, 2014

Encumbered assets to be released as collateral through debt repayment from note proceeds:
Leveraged Finance Loans and Leases(1)	327,298
Investments in Debt Securities(2)	38,210
Investments in CLO Trusts(3)	194,038
Investments in Other Financing Subsidiaries(4)	268,043

Total encumbered assets to be released as collateral through debt repayment from note proceeds	$827,549

	As of December 31, 2014
	Actual	As Adjusted*
Unencumbered assets:
Unrestricted cash	$33,033	$33,033
Estimated net proceeds from notes for general corporate purposes	—	54,243
Other real estate owned (OREO) Property	3,223	3,223
Equity Interests in Borrowers	18,275	18,275
Receivables	585	585
Leveraged Finance Loans and Leases(1)	—	327,298
Investments in Debt Securities(2)	—	38,210
Investments in CLO Trusts(3)	—	194,038
Investments in Other Financing Subsidiaries(4)	—	313,107

Total unencumbered assets	$55,116	$982,012

*	On an as adjusted basis to give effect to the issuance of the notes and application of the net proceeds of this offering, as if they had occurred on December 31, 2014. This information should be read along with our historical consolidated financial information included and incorporated by reference in this offering memorandum.

(1)	Leveraged Finance loans and equipment leases (gross) encumbered by corporate credit facility with Fortress Credit Corp., as agent, on an actual basis. See “Description of Certain Indebtedness-Corporate credit facility.” Includes $87.7 million of Leveraged Finance Loans that are non-performing.

(2)	Investments in Debt Securities encumbered by corporate credit facility with Fortress Credit Corp., as agent, on an actual basis. Credit ratings of investments in debt securities range from BB to BBB-.

(3)	Investments in CLO Trusts are defined as gross loans (assets) held by CLO Trusts minus debt issued by CLO Trusts to third parties as follows:

Gross loans in CLO	$1,387,225
Term debt securitizations	(1,193,187)

Investments in CLO Trusts	$194,038

(4)	Investments in Other Financing Subsidiaries are defined as gross loans and leases (assets) held by financing subsidiaries minus advances under credit facilities provided to the same subsidiaries by third parties, excluding net investment in Commercial Real Estate Loans subject to repurchase agreement with Macquarie Bank Limited as follows:

Gross loans held in credit facilities, warehouses	$858,102

Debt outstanding in credit facilities, warehouses	(544,995)

Investments in Other Financing Subsidiaries	$313,107